UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2011 (March 14, 2011)

HUIHENG MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-132056	20-4078899
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Huiheng Building, Gaoxin 7 Street South, Keyuannan Road, Nanshan District, Shenzhen Guangdong, P.R. China 518057 (Address of Principal Executive Offices)	N/A (Zip Code)

86-755-25331511
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

Transfer Agreements with Shenzhen Jiancheng Investment Co., Ltd.

On March 14, 2011, a subsidiary of Huiheng Medical Inc., Tibet Changdu Huiheng Development Co., Ltd. (“the Company,” “we,” “us,” “our”), entered into four separate Transfer Agreements in substantially the form as is filed herewith as Exhibit 10.1 with Shenzhen Jiancheng Investment Co., Ltd., an entity organized under the laws of China (“Jiancheng”).  Jiancheng is one of the Company’s largest hospital equipment financing companies. Prior to the execution of the Transfer Equipment, Jiancheng owed us approximately $17 million (RMB 110,720,000) in accounts receivable.  Under the terms of the Transfer Agreements, the Company purchased for approximately $8.25 million (RMB 54,000,000) (“Purchase Price”) medical equipment, specificially medical accelerator systems located at four different medical centers that it had previously sold to Jiancheng (the “Equipment”) and acquired certain operating rights for which Jiancheng owns in the medical centers which gives the Company the right to share in net income derived from the radiotherapy services provided by each medical center. The Transfer Agreements closed on March 30, 2011.

The consideration of the acquisition of the medical equipment and operating rights were approximately $8.25 million (RMB 54,000,000) and settled by offsetting the accounts receivable from Jiancheng.  The cost of medical accelerator systems and operating rights were based on the fair value estimated by an independent appraisal firm which amounted in the aggregate of $11,277,310.

At the completion of acquisition during the period, the medical accelerator systems are recognized as medical radiotherapy equipment under property, plant and equipment category.  The assets were recorded at fair value which amounted to $650,238 and depreciated with straight-lined method over the estimated useful life ranging from seven to ten years.

The operating rights were recognized as intangible assets in the amount of $10,627,072 and amortized on straight-line basis over the contractual period from seven to ten years.

As a result of this acquisition of assets, the Company has recognized a gain on the acquisition amounting to $3,019,137 representing the difference between the fair value of assets acquired versus the amount of accounts receivable offset.

Acquisition information which translated at closing rate of March 31, 2011 is presented as follows:

Medical Center	Purchase Price (US Dollars)
Dali 60 Military Hospital of China	$2,290,671
Liaocheng Hospital of Traditional Chinese Medicine	$1,374,403
Heze Huici Hospital	$2,748,805
Lianyungang Shengan Hospital	$1,832,537

The parties agreed that, instead of paying the Purchase Price in cash, the Company would offset Jiancheng’s accounts receivable in an amount equal to the Purchase Price.

Please see Form 10-Q for the quarter ended March 31, 2011 for more detailed information.

Agreement for Debts Settlement with Shenzhen Jiancheng Investment Co., Ltd.

To memorialize the offset of the Purchase Price against the accounts receivable owed by Jiancheng to the Company, the Company entered into an Agreement for Debts Settlement with Jiancheng.  Such Agreement provides that, pursuant to the Transfer Agreements, the Company would purchase the Equipment from Jiancheng and, in consideration for such purchase, would reduce Jiancheng’s accounts receivable  by the Purchase Price.

The foregoing descriptions are qualified in their entirety by reference to the form of Transfer Agreements and the Agreement for Debts Settlement filed as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Section 2 – Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

As disclosed under Item 1.01, the Company entered into four separate Transfer Agreements whereby the Company re-purchased the Equipment and certain operating rights in consideration for reducing the accounts receivable owed by Jiancheng by the Purchase Price. The description of the Equipment is contained in Item 1.01, which is fully incorporated herein by this reference.

The foregoing description is qualified in its entirety by reference to the form of Transfer Agreements and the Agreement for Debts Settlement filed as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Exhibit Description

10.1	Form of Transfer Agreement
10.2	Agreement for Debts Settlement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUIHENG MEDICAL, INC.,
a Nevada corporation

Date: June 23, 2011	By:	/s/ Richard Shen
Richard Shen
Chief Financial Officer